News

For Immediate Release

EP Energy Reports Solid First Quarter 2016 Results And Significant Progress Improving Financial Position
HOUSTON, TEXAS, May 4, 2016—EP Energy Corporation (NYSE:EPE) today reported first quarter 2016 financial and operational results.
First quarter 2016 results

•	50.8 thousand barrels of oil production per day (MBbls/d)

•	$278 million Adjusted EBITDAX

•	$0.19 adjusted earnings per share (Adjusted EPS)

•	$0.80 Discretionary Cash Flow Per Share

•	Adjusted cash operating costs of $8.71 per barrel of oil equivalent (Boe)

•	$122 million of positive free cash flow

•	Reduced well costs and increased operational performance

Significant progress in reducing debt and increasing financial flexibility

•	Completed semi-annual borrowing base redetermination and obtained covenant relief into 2018

•	Previously announced $420 million Haynesville divestiture — closed

•	Repurchased $609 million of face value debt for $287 million

•	$4.0 billion pro forma net debt at 3/31/16 compared to $4.8 billion at 12/31/15

“In the first quarter we delivered solid results from operations. We continue to drive down costs while improving well performance," said Brent Smolik, chairman, president, and chief executive officer of EP Energy Corporation. "Our top priorities for 2016 are to improve liquidity and reduce leverage. We've made good progress on both. In the first quarter, we generated $122 million of free cash flow. In May, we closed the Haynesville asset sale, increasing liquidity by approximately $250 million, net of the corresponding borrowing base reduction. To date, we have executed repurchases of $609 million principal amount of debt for $287 million, capturing $322 million of discounts and approximately

$50 million of annualized interest savings. We also reached agreement with our bank group to reset our borrowing base at $1.65 billion, with much improved covenant flexibility through early 2018. We remain well positioned to benefit as commodity prices improve."
EP Energy reported $0.19 Adjusted EPS and $0.80 Discretionary Cash Flow Per Share for the first quarter of 2016. Adjusted EBITDAX for the first quarter of 2016 was $278 million, down from $366 million in the first quarter of 2015, due primarily to lower oil production volumes and lower realized pricing, partially offset by lower operating costs. Total adjusted cash operating costs for the quarter ended March 31, 2016 were $8.71 per Boe, well below $11.44 per Boe for the first quarter of 2015, due primarily to lower general and administrative costs, lower production taxes, and lower lease operating costs related to continued operational efficiencies and cost reductions.
During the quarter, the company's activity levels were significantly reduced compared to the same period in 2015. Total capital expenditures in the first quarter of 2016 were $132 million, with more than half invested in the company’s Eagle Ford program. During the first quarter of 2016, the company completed 23 wells. Average daily oil production decreased 15 percent to 50.8 MBbls/d, down from 60.0 MBbls/d in the first quarter of 2015. Total equivalent production grew to 104 thousand barrels of oil equivalent per day (MBoe/d), up from 102.4 MBoe/d in the same period last year.
Note: See Disclosure of Non-GAAP Financial Measures section of this release for applicable definitions and reconciliations to GAAP terms.
Liquidity and Liability Management
In the first quarter of 2016, EP Energy generated free cash flow of $122 million, continuing the trend from the second half of 2015.
On May 2, the company completed its semi-annual borrowing base redetermination with the value reset to $1.65 billion from the previous value of $2.75 billion. The reduced value is primarily due to significantly lower bank commodity price forecasts, the sale of Haynesville assets and the roll-off of certain hedge positions.
As part of the redetermination process, EP Energy executed a covenant amendment to provide additional future flexibility. The amendment included replacing the 4.5 times debt to EBITDAX covenant with a 3.5 times first lien debt to EBITDAX covenant through the first quarter of 2018.
The company began repurchasing debt in the open-market in February 2016. As of May 4, 2016, the company had executed repurchases of $609 million of face value debt for $287 million in cash. The company expects to reduce annualized interest expense by approximately $50 million as a result of the debt repurchases and retirement.

In the first quarter of 2016, EP Energy announced its agreement to divest its Haynesville assets for approximately $420 million subject to customary closing adjustments. The transaction closed on May 3. The cash proceeds were used to pay down borrowings on the company's RBL Facility. The divestiture provided additional liquidity by eliminating $60 million in letters of credit and reduces future transportation commitments by $106 million.
As of March 31, 2016, EP Energy had liquidity of approximately $800 million and net debt of $4.0 billion pro forma for the borrowing base redetermination, Haynesville asset divestiture and open-market debt repurchases to date.
Eagle Ford Program
In the first quarter of 2016, the company completed 16 wells across its Eagle Ford program with oil production of 32.4 MBbls/d, a 15 percent decrease compared with the first quarter of 2015. Oil production declined primarily due to lower activity levels in the latter part of 2015 and in the quarter. Downtime at a third-party processing plant in South Texas also negatively affected production. Total equivalent production was 50.8 MBoe/d.
The company is currently running one rig in the program and remains focused on further well and lifting costs reductions along with enhancing lateral placement and completion optimization.
Wolfcamp Program
In the first quarter of 2016, the company completed 5 wells in its Wolfcamp program and produced 7.0 MBbls/d of oil, down 26 percent from the same period in 2015. Oil production declined primarily due to lower activity levels in the latter part of 2015 and in the quarter. EP Energy is encouraged by early results from the 5 wells drilled in Reagan County, which included 3 completions in the A-bench. Total equivalent production for the first quarter of 2016 was 18.3 MBoe/d.
The company has no current drilling rigs running in the Wolfcamp. All Wolfcamp completions in the first half of 2016 will come from its drilled and uncompleted (DUC) well inventory.
Altamont Program
In the first quarter of 2016, EP Energy completed 2 wells in its Altamont program, and oil production was 11.4 MBbls/d, a 9 percent decrease compared with the same period in 2015. Oil production declined primarily due to lower activity levels, partially offset by the company's increased focus on its recompletion program.  Altamont total equivalent production was 16.2 MBoe/d.
The company commenced its drilling partnership in March and will have one rig running through 2016.
In the first quarter of 2016, realized pricing in the program improved relative to WTI compared to the same period in 2015.

Multi-year Commodity Hedge Program
EP Energy maintains a solid hedge program, which provides substantial near-term commodity price protection. Year-to-date through the first quarter, the company has realized $212 million of settlements on its financial derivatives.
 A summary of the company’s open hedge positions is listed below:

	2016	2017
Total Fixed Price Hedges
Oil volumes (MMBbls)(1)	10.5	5.1
Average floor price ($/Bbl)	$80.29	$65.87

Natural gas volumes (TBtu)	5.5	—
Average floor price ($/MMBtu)	$4.20	$—

Note: Positions are as of March 31, 2016 (Contract months: April 2016 - Forward).

(1) 2017 positions include WTI three way collars of 1.1 MMBbls.

In addition to the 2016 positions above, the company entered into offsetting contracts to lock-in a portion of its oil hedge gains during the quarter. As a result of these contracts, EP Energy will receive an approximate $40 per barrel spread, in addition to LLS index settlement prices, on 3.1 MMBbls for the remainder of 2016.
At March 31, 2016, the mark-to-market value of the company's hedge contracts was approximately $600 million including the value of the offsetting contracts.

Updated 2016 Outlook

EP Energy continues to manage to positive free cash flow for the full year. The company updated its 2016 outlook to reflect its Haynesville asset sale which closed on May 3, 2016. No additional changes have been made to the original guidance.

If current commodity pricing persists throughout the year, the company expects 2016 capital spending and activity levels to be at the low end of its guidance. At the mid-point of the company's guidance, capital and completion activity is back-end loaded, with one-third of its capital budget spent in the first half of 2016 and two-thirds spent in the second half of 2016.

	Original Guidance (February)	Updated Guidance (May)

Capital program ($ million)	$500 - $900	$500 - $900

Production
Total production (MBoe/d)	91 - 97	81 - 88
Oil production (MBbls/d)	45 - 50	45 - 50

Well completions	75 - 160	75 - 160

Adjusted cash operating costs (per Boe)	$9.50 - $10.50	$10.40 - $11.40
Transportation cost (per Boe)	$3.40 - $3.65	$3.30 - $3.40
DD&A (per Boe)	N/A	$13.00 - $14.00

Detailed financial and operational information for the company will be posted at www.epenergy.com in the Investor Center section.
Webcast Information
EP Energy has scheduled a webcast at 11:00 a.m. Eastern Time, 10:00 a.m. Central Time, on May 5, to discuss its first quarter financial and operational results.  The webcast may be accessed online through the company’s website at epenergy.com in the Investor Center.  Materials to be discussed during the webcast will be available in the Investor Center one hour prior to the webcast.  A limited number of telephone lines will be available to participants by dialing 888-317-6003 (conference ID# 6769250) 10 minutes prior to the start of the webcast.  A replay of the webcast will be available through Friday, June 3, 2016 on the company’s website in the Investor Center (conference ID# 10084112).
About EP Energy
The EP Energy team has a passion for finding and producing the oil and natural gas that enriches people’s lives. As a leading North American oil and natural gas producer, EP Energy has a proven strategy, a significant reserve base, multi-year drilling opportunities, and a strategic presence in a number of the country’s leading unconventional resource areas. EP Energy is active in all phases of the E&P value chain—exploring for, acquiring, developing and producing oil and natural gas. For more information about EP Energy, visit epenergy.com.

Disclosure of Non-GAAP Financial Measures

The Securities and Exchange Commission’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP.

Non-GAAP Terms

Adjusted EPS is defined as diluted earnings per share adjusted for certain items that EP Energy considers to be significant to understanding our underlying performance for a given period. Adjusted EPS is useful in analyzing the company’s ongoing earnings potential and understanding certain significant items impacting the comparability of EP Energy’s results. Adjusted EPS is net income (loss) per common share adjusted for the impact of financial derivatives (mark-to-market effects of financial derivatives, net of settlements and cash premiums paid or received related to these derivatives), gains on extinguishment of debt, other non-recurring costs, including transition and restructuring charges and changes in the valuation allowance on deferred tax assets.

Below is a reconciliation of Adjusted EPS to our consolidated diluted net income per share:

	Quarter ended March 31, 2016
	Pre Tax	After Tax	Diluted EPS
	($ in millions, except earnings per share amounts)
Net income		$94	$0.38

Adjustments(1)
Impact of financial derivatives(2)	$170	$109	$0.44
Transition, restructuring and other costs(3)	8	5	0.02
Gain on extinguishment of debt	(196)	(126)	(0.51)
Valuation allowance on deferred tax assets		(35)	(0.14)
Total adjustments	$(18)	$(47)	$(0.19)

Adjusted EPS			$0.19

Diluted weighted average shares			248

(1)	All individual adjustments for all periods presented assume a statutory federal and blended state tax rate, as well as any other income tax effects specifically attributable to that item.
(2)Represents mark-to-market impact net of settlements and cash premiums related to financial derivatives.
(3)Reflects approximately $8 million for transition and severance costs related to restructuring activities.

EBITDAX is defined as net income (loss) plus interest and debt expense, income taxes, depreciation, depletion and amortization and exploration expense. Adjusted EBITDAX is defined as EBITDAX, adjusted as applicable in the relevant period for the net change in the fair value of derivatives (mark-to-market effects of financial derivatives, net of settlements and cash premiums paid or received related to these derivatives), the non-cash portion of compensation expense (which represents non-cash compensation expense under our long-term incentive programs adjusted for cash payments made under our long-term incentive plans), transition, restructuring and other non-recurring costs and gains on extinguishment of debt.  Adjusted EBITDAX Margin Per Unit is calculated using Adjusted EBITDAX divided by equivalent volumes.

Below is a reconciliation of our EBITDAX and Adjusted EBITDAX to our consolidated net income:

	Quarter ended March 31,
	2016	2015
	($ in millions, except equivalent volumes and per unit)
Net income	$94	$19
Income tax expense	—	10
Interest expense, net of capitalized interest	84	84
Depreciation, depletion and amortization	113	224
Exploration expense	1	5
EBITDAX	292	342
Mark-to-market on financial derivatives(1)	(42)	(203)
Settlements and cash premiums on financial derivatives(2)	212	214
Non-cash portion of compensation expense(3)	4	5
Transition, restructuring and other costs(4)	8	8
Gain on extinguishment of debt	(196)	—
Adjusted EBITDAX	$278	$366

Total equivalent volumes (MBoe)	9,466	9,218

Adjusted EBITDAX Margin Per Unit (MBoe)(5)	$29.37	$39.73

(1)	Represents the income statement impact of financial derivatives.

(2)	Represents actual settlements related to financial derivatives, including cash premiums. There were no cash premiums received or paid for the periods presented.

(3)	For both of the quarters ended March 31, 2016 and 2015, cash payments were less than $1 million.

(4)	Reflects approximately $8 million in both quarters ended March 31, 2016 and 2015 for transition and severance costs related to restructuring activities.

(5)	Adjusted EBITDAX Margin Per Unit is based on actual total amounts rather than the rounded totals presented.

Discretionary Cash Flow and Discretionary Cash Flow Per Share are non-GAAP measures calculated using net income (loss) adjusted for certain items including depreciation, depletion and amortization, the impact of financial derivatives (mark-to-market effects of financial derivatives, net of settlements and cash premiums paid or received related to these derivatives), transition, restructuring and other non-recurring costs, deferred income taxes, non-cash exploration expense, gains on extinguishment of debt, and other non-cash income items.

Below is a reconciliation of Discretionary Cash Flow to our consolidated net income and operating cash flow:

Quarter ended March 31,
2016
($ in millions)
Net income	$94
Depreciation, depletion and amortization	113
Impact of financial derivatives(1)	170
Transition, restructuring and other costs(2)	8
Gain on extinguishment of debt	(196)
Other non-cash income items	9
Discretionary Cash Flow	$198

Discretionary Cash Flow Per Share(3)	$0.80

Discretionary Cash Flow	$198
Transition, restructuring and other costs(2)	(8)
Working capital and other changes	111
Net cash provided by operating activities	$301

(1)	Represents mark-to-market impact net of settlements and cash premiums related to financial derivatives.

(2)	Reflects approximately $8 million for transition and severance costs related to restructuring activities.

(3)	Reflects fully diluted weighted average shares of approximately 248 million.

Free Cash Flow is defined as net cash provided by operating activities less cash paid for capital expenditures. Below is a reconciliation of our Free Cash Flow to our net cash provided by operating activities:

Quarter ended March 31,
2016
($ in millions)
Net cash provided by operating activities	$301
Cash paid for capital expenditures	(179)
Free Cash Flow	$122

Cash operating costs is a non-GAAP measure calculated on a per Boe basis and includes total operating expenses less depreciation, depletion and amortization expense, transportation costs, exploration expense, oil and natural gas purchases and other expenses. Adjusted cash operating costs is a non-GAAP measure and is defined as cash operating costs less transition, restructuring and other non-recurring costs, and the non-cash portion of compensation expense (which represents compensation expense under our long-term incentive programs adjusted for cash payments made under our long-term incentive plans).

Below is a reconciliation of our cash operating costs and adjusted cash operating costs to our operating expenses:

	Quarter ended March 31,
	2016		2015
	Total	Per-Unit(1)	Total	Per-Unit(1)
	($ in millions, except per unit costs)
Total operating expenses	$242	$25.61	$380	$41.27
Depreciation, depletion and amortization	(113)	(11.94)	(224)	(24.30)
Transportation costs	(30)	(3.11)	(27)	(2.90)
Exploration expense	(1)	(0.13)	(5)	(0.51)
Oil and natural gas purchases	(4)	(0.46)	(7)	(0.74)
Total cash operating costs and per-unit cash costs	$94	$9.97	$117	$12.82
Transition/restructuring costs, non-cash portion of compensation expense and other(2)	(12)	(1.26)	(12)	(1.38)
Total adjusted cash operating costs and adjusted per-unit cash operating costs	$82	$8.71	$105	$11.44

Total equivalent volumes (MBoe)		9,466		9,218

(1)    Per unit costs are based on actual total amounts rather than the rounded totals presented.

(2)
For the quarter ended March 31, 2016, amount includes approximately $8 million of transition and severance costs related to restructuring and $4 million of non-cash compensation expense, adjusted for cash payments made of less than $1 million. For the quarter ended March 31, 2015, amount includes $8 million of transition and severance costs related to restructuring and $5 million of non-cash compensation expense, adjusted for cash payments made of less than $1 million.

The table below displays the average cash operating costs and adjusted cash operating costs per equivalent unit:

	Quarter ended March 31,
	2016	2015
Average cash operating costs ($/Boe)
Lease operating expenses	$4.38	$5.12
Production taxes(1)	1.27	2.13
General and administrative expenses(2)	4.04	5.09
Taxes, other than production and income taxes	0.28	0.28
Other expenses(3)	—	0.20
Total cash operating costs	$9.97	$12.82
Transition/restructuring costs, non-cash portion of compensation expense and other(2)	(1.26)	(1.38)
Total adjusted cash operating costs	$8.71	$11.44

(1)    Production taxes include ad valorem and severance taxes.

(2)	For additional detail of adjusted items, which are part of general and administrative expenses, refer to the reconciliation of cash operating costs and adjusted cash operating costs above.

(3)	Includes early rig termination fees of $2 million incurred during the first quarter of 2015.

Net debt is defined as long-term debt less cash and cash equivalents and provides useful information to investors for analysis of the company’s debt position net of cash that can be immediately available to reduce such balances. At December 31, 2015 the company's long-term debt was $4,869 million and cash and cash equivalents was $26 million. At March 31, 2016 the company's net debt was approximately $4.5 billion (total debt of approximately $4.6 billion less cash and cash equivalents of approximately $0.1 billion). Pro forma net debt of approximately $4.0 billion as of March 31, 2016 reflects net reductions of approximately $0.5 billion primarily for the Haynesville divestiture and open-market debt repurchases.

We believe that the presentation of Adjusted EPS, EBITDAX, Adjusted EBITDAX and Adjusted EBITDAX Margin Per Unit is important to provide management and investors with additional information (i) to evaluate our ability to service debt adjusting for items required or permitted in calculating covenant compliance under our debt agreements, (ii) to provide an important supplemental indicator of the operational performance of our business, (iii) for evaluating our performance relative to our peers, (iv) to measure our liquidity (before cash capital requirements and working capital needs) and (v) to provide supplemental information about certain material non-cash and/or other items that may not continue at the same level in the future.  We believe that the presentation of Discretionary Cash Flow, Discretionary Cash Flow Per Share and Free Cash Flow is important because it provides management and investors with useful additional information for analysis of the company’s ability to internally generate funds for exploration, development and acquisitions as well as adjusting net income (loss) for unusual items to allow for a more consistent comparison from period to period. We believe that the presentation of Cash Operating Costs and Adjusted Cash Operating Costs per unit provides management and investors valuable measures of operating performance and efficiency. In addition, the company believes that these measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry.

Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted EBITDAX Margin Per Unit, Discretionary Cash Flow, Discretionary Cash Flow Per Share, Free Cash Flow, Cash Operating Costs, Adjusted Cash Operating Costs and Net Debt have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP or as an alternative to net income (loss), operating income (loss), earnings (loss) per share, operating cash flows or other measures of financial performance or liquidity presented in accordance with GAAP. For example, our presentation of Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted EBITDAX Margin Per Unit, Discretionary Cash Flow, Discretionary Cash Flow Per Share, Free Cash Flow, Cash Operating Costs, Adjusted Cash Operating Costs and Net Debt may not be comparable to similarly titled measures used by other companies in our industry. Furthermore, our presentation of Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted EBITDAX Margin Per Unit, Discretionary Cash Flow, Discretionary Cash Flow Per Share, Free Cash Flow, Cash Operating Costs, and Adjusted Cash Operating Costs should not be construed as an inference that our future results will be unaffected by the items noted above or what we believe to be other unusual or non-recurring items or that in the future we may not incur expenses that are the same as or similar to some of the adjustments in this presentation.

Cautionary Statement Regarding Forward-Looking Statements

This release includes certain forward-looking statements and projections of EP Energy. We have made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed, including, without limitation, the volatility of and current sustained low oil, natural gas and NGL prices, the supply and demand for oil, natural gas and NGLs; changes in commodity prices and basis differentials for oil and natural gas; the company’s ability to meet production volume targets; the uncertainty of estimating proved reserves and unproved resources; the future level of service and capital costs; the availability and cost of financing to fund future exploration and production operations; the success of drilling programs with regard to proved undeveloped reserves and unproved resources; the company’s ability to comply with the covenants in various financing documents; the company’s ability to obtain necessary governmental approvals for proposed E&P projects and to successfully construct and operate such projects; actions by the credit rating agencies; credit and performance risk of our lenders, trading counterparties, customers, vendors and suppliers; general economic and weather conditions in geographic regions or markets served by the company, or where operations of the company are located, including the risk of a global recession and negative impact on oil and natural gas demand; the uncertainties associated with governmental regulation, including any potential changes in federal and state tax laws and regulations; and other factors described in the company’s Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. EP Energy assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by EP Energy, whether as a result of new information, future events, or otherwise.

Contact

Investor and Media Relations

Bill Baerg

713-997-2906

bill.baerg@epenergy.com